Exhibit 10.20

THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of March 27, 2013 (the “Third Loan Modification Effective Date”), by and between SILICON VALLEY BANK, a California corporation with a loan production office located at 555 Mission St., Suite 900, San Francisco, California 94105 (“Bank”), and REAL GOODS ENERGY TECH, INC., a Colorado corporation (“Real Goods Energy”), REAL GOODS TRADING CORPORATION, a California corporation (“Real Goods Trading”), and ALTERIS RENEWABLES, INC., a Delaware corporation (“Alteris” and together with Real Goods Energy, and Real Goods Trading, individually and collectively, jointly and severally, the “Borrower”) and, solely for purposes of Section 7 below, REAL GOODS SOLAR, INC., a Colorado corporation (the “Secured Guarantor”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of December 19, 2011, evidenced by, among other documents, a certain Loan and Security Agreement, dated as of December 19, 2011, as amended by a certain First Loan Modification Agreement, dated as of August 28, 2012 and as further amended by a certain Second Loan Modification and Reinstatement Agreement, dated as of November 13, 2012 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and in that certain Security Agreement, dated as of December 19, 2011, between the Secured Guarantor and Bank (as amended, the “Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Loan Agreement, together with all other documents executed in connection therewith evidencing, securing or otherwise relating to the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.2(a)(viii) thereof:

“(viii) within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on Borrower’s or another website on the Internet;”

and inserting in lieu thereof the following:

“(viii) (x) as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; and (y) within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on Borrower’s or another website on the Internet;”

2	The Loan Agreement shall be amended by inserting the following new Section 6.2(a)(x) immediately following Section 6.2(a)(ix) thereof:

“(x) from and after the Third Loan Modification Effective Date, Borrower shall provide Bank electronic access to the Wells Fargo Account, to permit Bank the ability to view transactions and balances maintained in such Wells Fargo Account.”

3	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.3(c) thereof:

“(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. All payments on, and proceeds of, Accounts (other than Accounts of the Real Goods Borrowers) shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts (other than Accounts of the Real Goods Borrowers) to an account maintained with Bank to be applied (i) prior to an Event of Default, to the Revolving Line pursuant to the terms of Section 2.5(b) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided, that during a Streamline Period, such payments and proceeds shall be transferred to an operating account of Borrower maintained at Bank. Notwithstanding anything herein to the contrary, including, without limitation, the provisions of Section 6.8, the parties acknowledge that Borrower shall be shall be permitted to maintain the Wells Fargo Account for the deposit of payments on, and proceeds of, Accounts of the Real Goods Borrowers.”

and inserting in lieu thereof the following:

“(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Not later than ninety (90) days after the Third Loan Modification Effective Date, borrower shall cause all payments on, and proceeds of, Accounts (including, without limitation, Accounts of the Real Goods Borrowers) to be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts (including, without limitation, Accounts of the Real Goods Borrowers) to an account maintained with Bank to be applied (i) prior to an Event of Default, to the Revolving Line pursuant to the terms of Section 2.5(b) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided, that during a Streamline Period, such payments and proceeds shall be transferred to an operating account of Borrower maintained at Bank. Notwithstanding anything herein to the contrary, including, without limitation, the provisions of Section 6.8, the parties acknowledge that, until the date that is ninety (90) days after the Third Loan Modification Effective Date, Borrower shall be permitted to maintain the Wells Fargo Account for the deposit of payments on, and proceeds of, Accounts of the Real Goods Borrowers.”

4	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.6 thereof:

“6.6 Access to Collateral; Books and Records. In addition to the Initial Audit, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right, in the event the Streamline Period is not in effect at any time during the four (4) months immediately prior to the Revolving Line Maturity Date to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.”

and inserting in lieu thereof the following:

“6.6 Access to Collateral; Books and Records. In addition to the Initial Audit, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The next such inspection shall occur on or before the date that is forty-five (45) days after the Third Loan Modification Effective Date, and such inspections shall thereafter be performed on a semi-annual basis. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.”

5	The Loan Agreement shall be amended by inserting the following new Section 6.10(c) immediately following Section 6.10(b) thereof:

“(c) To the extent not already disclosed in writing to Bank, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall, at Bank’s request, execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.”

6	The Loan Agreement shall be amended by deleting the following clauses (b), (q) and (v) appearing in the definition of “Eligible Accounts” in Section 13.1 thereof:

“(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date (one hundred twenty (120) days for rebate accounts of the Real Goods Borrowers, as approved by Bank, on a case-by-case basis), regardless of invoice payment period terms;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (one hundred twenty (120) days for rebate accounts of the Real Goods Borrowers, as approved by Bank, on a case-by-case basis);

(v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;”

and inserting in lieu thereof the following:

“(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date (one hundred twenty (120) days for (i) Accounts of the Account Debtor for which is Clean Power Finance, SunPower and SunRun; and (ii) rebate accounts of the Real Goods Borrowers, as approved by Bank, on a case-by-case basis), regardless of invoice payment period terms;

(q) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (120) days for (i) Accounts the Account Debtor for which is Clean Power Finance, SunPower and SunRun; and (ii) rebate accounts of the Real Goods Borrowers, as approved by Bank, on a case-by-case basis);

(v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed forty percent (40%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;”

7	The Loan Agreement shall be amended by inserting the following definition, in its appropriate alphabetical order, in Section 13.1 thereof:

“Third Loan Modification Effective Date” is March 27, 2013.

8	The Loan Agreement shall be amended by deleting the following definitions from Section 13.1 thereof:

“Finco” means Alteris Project Finance Company LLC, a Delaware limited liability company and a direct Subsidiary of EFEG Holdings.

“Revolving Line Maturity Date” is March 31, 2013.

and inserting in lieu thereof the following:

“Finco” means Alteris Project Finance Company LLC, a Delaware limited liability company and a direct Subsidiary of Alteris.

“Revolving Line Maturity Date” is September 30, 2013.

9	The Description of Collateral attached as Exhibit A to the Loan Agreement is hereby deleted in its entirety and is replaced with Exhibit A attached hereto.

10	The Compliance Certificate attached as Exhibit B to the Loan Agreement is hereby deleted in its entirety and is replaced with Exhibit B attached hereto.

4. CONDITIONS PRECEDENT. Borrower hereby agrees that the following documents shall be delivered to the Bank prior to or concurrently with the execution of this Loan Modification Agreement, each in form and substance satisfactory to the Bank (collectively, the “Conditions Precedent”):

A.	copies, certified by a duly authorized officer of Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of Borrower as in effect on the date hereof (but only to the extent modified since last delivered to the Bank), (ii) the resolutions of Borrower authorizing the execution and delivery of this Loan Modification Agreement, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby (but only to the extent required since last delivered to Bank), and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower (but only to the extent any signatories have changed since such incumbency certificate was last delivered to Bank);

B.	Bank shall have exercised the Warrant described in the Second Loan Modification Agreement, and shall have received an executed copy of the Warrant issued in connection with this Loan Modification Agreement;

C.	good standing certificates of each Borrower certified by the Secretary of State of each State in which Borrower is organized or incorporated, together with a certificate of foreign qualification from the applicable authority in each jurisdiction in which Borrower is so qualified, in each case dated as of a date no earlier than thirty (30) days prior to the Third Loan Modification Effective Date;

D.	executed copies of each Acknowledgment and Reaffirmation of Subordination Agreement from (i) Gaiam, Inc. (total Subordinated Debt of $2,700,000) and (ii) Riverside Renewable Energy Investments, LLC (total Subordinated Debt of $4,150,000), together with evidence acceptable to Bank that the maturity date of such Subordinated Debt has been extended (as necessary) to no earlier than December 31, 2013; and

E.	such other documents as Bank may reasonably request.

5. CONDITIONS SUBSEQUENT. On or before April 30, 2013, Borrower shall have received net proceeds from the issuance of additional Subordinated Debt of not less than Three Million Four Hundred Thousand Dollars ($3,400,000). In addition, Bank shall have received an executed Subordination Agreement with respect to such Subordinated Debt, in form and substance acceptable to Bank, in its sole discretion.

6. FEES. Borrower shall pay to Bank an extension fee equal to Sixty Thousand Dollars ($60,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with the Existing Loan Documents and this Loan Modification Agreement.

7. FINAL PAYMENT FEE. In addition to the fees and expenses described above, on the earlier to occur of (a) September 30, 2013 and (b) the termination of the Revolving Line, when Bank has no further obligation to make Credit Extensions under the Loan Agreement, Borrower shall pay to Bank a final payment fee equal to Sixty Thousand Dollars ($60,000) (the “Final Payment Fee”), which final payment fee shall be fully earned and non-refundable when paid; provided, that in the event Secured Guarantor, on or before August 1, 2013, raises additional equity through a subsequent public offering of not less than Three Million Dollars ($3,000,000), such Final Payment Fee shall be reduced to Forty Thousand Dollars ($40,000), which Final Payment Fee shall be due and payable on the earlier to occur of (a) September 30, 2013 and (b) the termination of the Revolving Line, when Bank has no further obligation to make Credit Extensions under the Loan Agreement. Once paid, the Final Payment Fee shall be non-refundable.

8. ADDITIONAL COVENANTS: RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby certifies that, other than as disclosed in the Perfection Certificate, no Collateral with a value greater than Ten Thousand Dollars ($10,000) in the aggregate is in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral with a value in excess of Ten Thousand Dollars ($10,000) in the aggregate to such a bailee, then Borrower shall first receive, the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate, dated as of December 19, 2011, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in such Perfection Certificate remains true and correct in all material respects as of the date hereof.

9. ACKNOWLEDGMENT OF MERGER. Bank hereby acknowledges that, pursuant to (i) an Agreement and Plan of Merger, entered into as of March 1, 2013, Earth Friendly Energy Group, LLC, Solar Works, LLC, Alteris RPS, LLC, and Alteris ISI, LLC each merged with and into Alteris, with Alteris remaining as the sole surviving entity and (ii) a Certificate of Ownership and Merger, effective as of March 1, 2013, Earth Friendly Energy Group Holdings, LLC merged with and into Alteris, with Alteris remaining as the sole surviving entity (collectively, the “Mergers”). Such Mergers are permitted pursuant to the terms of Section 7.3 of the Loan Agreement.

10. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

11. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Agreement and each other Loan Document, and of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

12. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

13. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to waive the Existing Default pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future waivers or any other modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

14. JURISDICTION/VENUE. Section 11 of the Loan Agreement is hereby incorporated by reference.

15. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[Signature page follows.]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER

REAL GOODS ENERGY TECH, INC.		REAL GOODS TRADING CORPORATION

By:	/s/ Anthony M. Dipaolo	By:	/s/ Anthony M. Dipaolo
Name:	Anthony M. Dipaolo	Name:	Anthony M. Dipaolo
Title:	Chief Financial Officer	Title:	Chief Financial Officer

ALTERIS RENEWABLES, INC.

By:	/s/ Anthony M. Dipaolo
Name:	Anthony M. Dipaolo
Title:	Chief Financial Officer

REAL GOODS SOLAR, INC.
(solely for purposes of Section 7)

By:	/s/ Anthony M. Dipaolo
Name:	Anthony M. Dipaolo
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Elisa Sun
Name:	Elisa Sun
Title:	Vice President

Acknowledgment and Agreement:

The undersigned ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty and a certain Security Agreement, each dated as of December 19, 2011, and each document executed in connection therewith, and acknowledges, confirms and agrees that the Unconditional Guaranty, Security Agreement and each document executed in connection therewith shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith.

REAL GOODS SOLAR, INC.

By:	/s/ Anthony M. Dipaolo
Name:	Anthony M. Dipaolo
Title:	Chief Financial Officer

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include any of the Debtor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Debtor or hereafter acquired and whether now existing or hereafter coming into existence (collectively, the “Pledged Collateral”):

the Excluded Shares now owned or hereinafter acquired;

all rights and privileges of the Debtor with respect to the membership interests and the other property referred to as Excluded Shares; and

all Proceeds of any of the Pledged Collateral.

“Excluded Shares” means, with respect to Alteris Renewables, Inc. 100% of the limited liability company interests in Alteris Project Finance Company LLC, together with (a) all certificates representing the same and any entries on the books of Alteris Project Finance Company LLC pertaining to such shares, and (b) all shares, limited liability company interests, or other ownership interests, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Excluded Shares, or resulting from a split-up, revision, reclassification or other like change of the Excluded Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Excluded Shares.

“Proceeds” shall have the meaning set forth in Article 9 of the NY UCC.

Exhibit A to Third Loan Modification Agreement

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	REAL GOODS ENERGY TECH, INC. ET. AL.

The undersigned authorized officer of REAL GOODS ENERGY TECH, INC., et al. (the “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending                     with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Annual Audited Financial Statements	FYE within 120 days
A/R & A/P Agings	Monthly within 20 days	Yes No
Transaction Reports	Weekly and with each request for a Credit Extension (Monthly within 20 days during a Streamline Period)	Yes No
Projections	Within 20 days of board approval (no later than 60 days after FYE)	Yes No
Deferred Revenue Report, Schedule of Assets with respect to 3rd party construction and financing arrangements (including performance bonds and bank statements For non-SVB bank accounts)	Monthly within 30 days	Yes No
Electronic viewing access to Wells Fargo Account	From and after the Third Loan Modification Effective Date	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual		Complies/Streamline

Maintain as indicated:
Liquidity Ratio (monthly)	1:50:1.00		:1.00	Yes No
Borrower’s unrestricted cash at Bank	$500,000	$		Yes No
Streamline Period (Qualified Cash minus the total outstanding Obligations of Borrower owed to Bank)	$2,000,000	$		Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

REAL GOODS ENERGY TECH, INC.	BANK USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Liquidity Ratio (Section 6.9)

Required: Maintain at all times, to be tested as of the last day of each month, on a consolidated basis with respect to Borrower and its Subsidiaries (A) the sum of (i) Qualified Cash (which Qualified Cash shall in any event at all times consist of not less than Five Hundred Thousand Dollars ($500,000) of Borrower’s unrestricted cash maintained at Bank) plus (ii) Borrower’s Eligible Accounts divided by (B) the total outstanding Obligations of Borrower owed to Bank, expressed as a ratio, of at least 1.50:1.00.

Actual:

A.	Qualified Cash	$

B.	Eligible Accounts	$

C.	Total Outstanding Obligations of Borrower owed to Bank	$

D.	Liquidity Ratio ( the sum of line A plus line B divided by line C, expressed as a ratio)	:1.00

Is line D equal to or greater than 1.50:1:00?

No, not in compliance	Yes, in compliance

Does Line A consist of not less than $500,000 of Borrower’s unrestricted cash at Bank?

No, not in compliance	Yes, in compliance

II.	Streamline Period.

Required: Provided no Default or Event of Default has occurred and is continuing, the period (i) beginning on the first (1st) day in which Borrower has, for each consecutive day in the immediately preceding sixty (60) day period, maintained Qualified Cash minus the total outstanding Obligations of Borrower owed to Bank, as determined by Bank, in its sole discretion, in an amount at all times greater than or equal to Two Million Dollars ($2,000,000), as determined by Bank, in its sole discretion (the “Streamline Balance”); and (ii) ending on the earlier to occur of (A) the occurrence of a Default or an Event of Default; and (B) the first day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank, in its sole discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Balance each consecutive day for thirty (30) consecutive days, as determined by Bank, in its sole discretion, prior to entering into a subsequent Streamline Period.

Actual:

A.	Qualified Cash	$

B.	Total Outstanding Obligations of Borrower owed to Bank	$

C.	Streamline Balance (line A minus line B)	$

Is line C equal to or greater than $2,000,000?

No, not in Streamline Period	Yes, in Streamline Period